Exhibit 99.1



[GRAPHIC OMITTED]

CONTACT:                         -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                         The Equity Group Inc.
Robert K. Lifton                                Adam Prior       (212) 836-9606
Chairman & CEO                                  Devin Sullivan   (212) 836-9608
(212) 935-8484

       MEDIS TECHNOLOGIES CEO REPORTS ON CTIA CONFERENCE, VISIT TO ISRAEL
                                AND OMAN SUMMIT


New York, NY - April 17, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) ("Medis") today announced a letter to the Company's shareholders from its Chairman and CEO, Robert K. Lifton. The letter is included in its entirety below:

Dear Fellow Shareholder,

In earlier communications we advised you that our company was going to be participating in the CTIA show in Las Vegas from April 3-5, and particularly presenting at the Smart Phone Summit and the Billboard MECCA preshow conferences. For part of that period, I was visiting our company in Israel and then continued on to Muscat, Oman where I participated in the World Summit on Innovation and Entrepreneurship. Now that the CTIA show and the Oman conference are over, I thought you would be interested in some of the highlights of both events.

The CTIA Show

The centerpiece of the Medis presentation at the CTIA Show was the Power Pack product, itself. It approximated the shape and size of the final Power Pack product that we intend to put on the market and performed exactly as planned so that our team was able to demonstrate its broad range of capabilities. Thus, it charged a number of different devices which people brought to the Medis booth - cell phones, iPods, Blackberrys, and Treos, as well as larger enterprise market devices like newer smartphones, pocket pc's, PSPs and digital cameras (lithium ion).

As we appraise the results of the show some key points stand out. First, we had the opportunity to demonstrate the Power Pack to a goodly number of people from different market segments - Mobile Operators, OEMs, Enterprise Market users, solution providers and content providers and the general public. Those of us in Medis who have demonstrated the Power Pack have commented on the very similar reaction from people whose devices were charged by the Power Pack. In our company, I have termed it the "OMG" response - "Oh My God! Look at the way it charges whatever device we give it. I'll never be dependent on the wall again."

Second, the people who most need the Power Pack, who would most benefit from it and who are proportionately the largest potential users are in the Enterprise Market. For the mobile operators the more data that is pushed through their system by the mobile enterprise customer, the greater their revenue and their ARPU (average revenue per user). For those people using hand held devices with sophisticated software like smart phones and pocket pc's with Microsoft Mobile 5.0, Palm or other software, there is a direct correlation between the usability of the system, the amount of power available and the productivity offered by the device. When the device is down because it is out of power, the users' productivity goes down. Even before the power goes out, the very process of limiting device use to preserve power impacts the mobile operators' revenue and the users' productivity. Managing power when the device is new is already a concern. But as the device is used and charged over a period of a few months, the device's ability to hold the charge falls. Three hours use time soon becomes 2 hours and after six months can fall to 1.5 hours. An attractive business model arising from our discussions with representatives of this market segment appears to be one in which the mobile operator will sell their customers one Power Pack per month for $10 -$12 each and add the charges to their customers' monthly bills. Obviously, for the corporate customer who can get twenty to thirty more hours of productivity from each of its employees using these devices, a cost of 35 cents to 60 cents an hour presents a bargain opportunity.

Furthermore, these knowledgeable professionals related to us their own conclusion that there is no alternative power source for their devices that offers an acceptable power solution. For example, comparing the typical charging devices currently on the market using AA batteries you will find that in order to provide the equivalent capability of just one Power Pack for a smart phone, a user would have to carry 15 battery chargers costing about $220. The comparable power for a simple cell phone would require 29 AA batteries plus the casing. Moreover, while our Power Pack can charge all of these devices by adding a simple connector costing about ten cents, in the case of these battery products the customer would need to carry a different charger for each device.

Another important piece of information that came out of these discussions was that if just one major mobile operator was to carry out the program described above of selling one Power Pack per month to its Enterprise Market customers, then the one automated line we now are readying for next year will not be sufficient to supply that operator's anticipated requirements. This assumption illustrates the potential demand from only one mobile operator and we are dealing with many more operators both in the United States and abroad. Moreover, we also are required to supply products to our various distributors for retail outlets, particularly given our contractual commitment to ASE International for 200,000 Power Packs per month. And we are just now planning meetings in China and India with potential customers. All of this, of course, raises the question of how we should plan for our possible future requirements and how to finance future automated lines. For the moment, we have decided to wait before we make any further hard commitments but we are exploring various alternatives, including a registered shelf offering of our common shares, with a view to having more flexibility regarding financing needs.

Finally, let me note that our announcement on April 4th of a breakthrough in the capabilities of our fuel cell technology providing a new platform for larger, more powerful and longer performance life products and using our patented refueling system has opened the door to discussions with certain OEMs regarding possible joint activities in developing such products. We are first looking to define a product then see what characteristics such a product will have using our technology such as size, weight and cost and then determine whether it will be attractive to the market.

My Visit to Israel and The Oman Summit

In relation to my visit to Israel I would only add a few points. Touring the facility and seeing the semi-automated line in production was very gratifying. Our great progress is the result of intense dedication and hard work on the part of every member of the More Energy team under the leadership of Gennadi Finkelshtain. I cannot overstate their accomplishments. Not only have they invented a breakthrough new fuel cell technology, but they have invented the means of producing a product from that technology. This is a major achievement. As recently as last week, representatives from companies from seven different countries were assembled at our facilities in Israel to join their experience and know-how to develop an automated line for the fuel cell and supporting lines for the production of fuel and production and assembly of electrodes, power management and DC to DC converter chips and other elements of our Power Pack. These teams are providing an intense commitment reflecting their belief, like our own, that the market demand will require many more lines that will reward their efforts.

Participation in the World Summit in Oman required considerable travel on my part, yet, the trip strongly brought home to me the exploding need on the part of emerging nations for a mobile system that will allow them to offer their citizens the opportunity for education and entertainment in the most efficient and cost effective way. I believe that our Power Pack can play an important part in providing the power for these mobile devices where access to electricity is not readily available. I hope that contacts I made in the conference will be helpful to all concerned to enable that activity By the way, I brought a Power Pack with me to demonstrate at the Oman Summit and used it to charge my Blackberry in Israel, Oman and in the lay-over at the Dubai airport. It was so convenient not to have to look for wall sockets or decide which particular adaptor I needed for which country, that I can readily see how the Power Pack can become addictive.

Sincerely,

Robert K. Lifton


Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.